Exhibit 10.1

U.S. SILICA HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

The purpose of this U.S. Silica Holdings, Inc. Change in Control Severance Plan (the “Plan”) is to enable the Employer to offer certain protections to a select group of management or highly compensated employees who are employed by the Employer immediately prior to a Change in Control if such employee’s employment with the Employer is terminated by the Employer without Cause (excluding death or Disability) or by the Participant for Good Reason, in each case, occurring at any time during the period commencing on the date of the Change in Control and ending on the twenty four (24) month anniversary thereof. Accordingly, to accomplish this purpose, the Board has adopted the Plan, to be effective as of the Effective Date.

Unless otherwise expressly provided in Section 2.3 hereof or unless otherwise agreed to between the Company and a Participant on or following the Change in Control, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of ERISA that is provided to a select group of management or highly compensated employees as described in 29 C.F.R. Section 2520.104-24. Important administrative provisions of (and information about) the Plan and important information about a Participant’s rights under the Plan and applicable law are contained in Article VIII hereof. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I hereof.

ARTICLE I

DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article I.

1.1 “Affiliate” means (i) any subsidiary corporation of the Company (or its successors) within the meaning of Section 424(f) of the Code, (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (iii) any other entity (including its successors) which is designated as an Affiliate by the Board.

1.2 “Base Salary” means a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to the Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the Change in Control (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s, dishonesty, fraud, moral turpitude, willful misconduct or refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, as determined by the Committee in its sole discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the Change in Control that defines “cause” (or words of like import), “cause” as defined under such agreement.

1.5 “Change in Control” a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any payment that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any such payment unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

1.6 “COBRA” means Part 6 of Subtitle I of ERISA, Section 4980B of the Code, and any similar state law.

1.7 “Code” means the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

1.8 “Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.9 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

1.10 “Company” means U.S. Silica Holdings, Inc., a Delaware corporation, and any of its successors as provided in Article VI hereof.

1.11 “Delay Period” shall have the meaning set forth in Section 7.8(b) hereof.

1.12 “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability.

1.13 “Effective Date” means the date of the Plan’s adoption by the Board (which occurred on February 18, 2016).

1.14 “Employer” means the Company and its Affiliates.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Good Reason” means (i) a material reduction in the Participant’s annual base salary rate of compensation; (ii) a required relocation of more than 50 miles from the Participant’s primary place of employment with the Company or its Affiliates; or (iii) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities; provided, however, that to invoke a Termination for Good Reason, (A) the Participant must provide written notice to the Company within thirty (30) days of the event the Participant believes constitutes Good Reason, (B) the Company must fail to cure such event within thirty (30) days of the receipt of such written notice and (C) the Participant must terminate employment within five (5) days following the expiration of the Company’s cure period described above.

1.17 “Individual Severance Agreement” shall have the meaning set forth in Section 2.3 hereof.

1.18 “Participant” means those individuals who have been designated by the Committee and are specified in Exhibit A, which Exhibit may be updated from time to time by the Committee.

1.19 “Severance Benefits” shall have the meaning set forth in the introductory paragraph of Section 2.2 hereof.

1.20 “Severance Period” shall have the meaning set forth in Section 2.2(b) hereof.

1.21 “Specified Employee” means a Participant who, as of the date of such Participant’s “separation from service,” within the meaning of Code Section 409A, is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

1.22 “Target Bonus” means a Participant’s annual target bonus opportunity with the Employer as in effect at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual target bonus opportunity as in effect immediately prior to the Change in Control.

ARTICLE II

SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits. (a) Qualifying Event. Upon a Participant’s termination of employment by the Employer without Cause (excluding death or Disability) or by the Participant for Good Reason, in each case, occurring at any time during the period commencing on the date of the Change in Control and ending on the twenty four (24)-month anniversary thereof, then, subject to the provisions of Section 2.3 hereof and Sections 2.5 through 2.7 hereof, the Employer shall pay or provide the Participant with the Severance Benefits.

(b) Non-Qualifying Events. Unless otherwise provided by the Committee at the time of termination, a Participant shall not be entitled to the Severance Benefits if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason, (iii) on account of the Participant’s death or Disability, or (iv) for any reason other than as expressly specified in Section 2.1(a) hereof.

2.2 Amount of Severance Benefits. Subject to the provisions of Sections 2.3 through 2.7 hereof, and unless otherwise determined by the Committee at the time of termination, in the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the following benefits (collectively, the benefits described in Sections 2.2(a), 2.2(b) and 2.2(c) hereof shall be referred to herein as the “Severance Benefits”):

(a) Severance Payment. The Employer shall pay to the Participant a lump-sum cash payment in an amount equal to the sum of (x) 1.5 times the Participant’s Base Salary, and (y) 1.5 times the Participant’s Target Bonus (the “Severance Payment”), which shall be paid within seventy (70) days following the Participant’s termination of employment with the Employer; provided that the Severance Payment shall not be made until the General Release (as defined below) is effective and no longer subject to revocation and shall include payment of any amounts that would otherwise be due prior thereto; provided, further, that to the extent that any such payments constitute “nonqualified deferred compensation” for purposes of Code Section 409A and the period during which the Participant is allowed to consider the General Release spans two calendar years, the Severance Payment shall not made be until the second such calendar year. The Severance Payment shall be in lieu of any payments under any other severance or termination plan, policy or practice of the Employer, except as provided in Section 2.3 hereof, and shall be reduced (offset) by any statutory entitlements of the Participant (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law; provided that in no event shall compensation paid for services rendered while a Participant is employed with the Employer reduce (offset) benefits under the Plan (including compensation paid during any notice period required under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law).

(b) Continued Health Coverage. During the eighteen (18) month period following the Participant’s termination of employment with the Employer (the “Severance Period”) and subject to the Participant’s timely election of continuation coverage under COBRA, the Participant (and the Participant’s eligible dependents) shall be entitled to continued coverage under the Employer’s group health (medical and dental) insurance benefit plans on the same basis (including premium payments at the active employee rates) as the Participant was participating immediately prior to the effective date of the Participant’s termination of employment, subject to any amendment, substitution or termination of the applicable plans or programs of the Employer from time to time as applies to employees generally during the Severance Period; provided that the Participant’s continued participation is possible under the general terms and provisions of the applicable plans or programs of the Employer and does not otherwise result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). To the extent that benefits provided to the Participant under this Section

2.2(b) require reimbursement by the Employer of an expense incurred by the Participant, such reimbursement shall be made on or before the last day of the calendar year following the calendar year during which the expense was incurred. In the event that the Participant is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Employer shall no longer be obligated to continue the coverage provided for in this Section 2.2(b). The Severance Period shall be counted against the Participant’s COBRA coverage period, and, to the extent that the applicable COBRA coverage period has not expired upon the expiration of the applicable Severance Period, the Participant may thereafter elect continued COBRA coverage under the Employer’s group health insurance benefit plans for the remainder of the applicable COBRA coverage period, subject to the Participant’s payment of the full COBRA premiums required for such coverage.

(c) Pro-Rata Bonus. A pro-rata portion of the Participant’s Target Bonus for the fiscal year in which the Participant’s termination occurs (determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Participant is employed by the Company and the denominator of which is 365) payable at the same time such bonus would have been paid had the Participant remained employed with the Employer through such time.

2.3 Effect of Prior Agreements. If the Participant has an approved, executed agreement with the Employer or an Affiliate that provides for specific severance in connection with a termination of employment and/or that provides benefits in addition to the benefits provided by the Plan, and such agreement has not expired or been replaced prior to the termination of the Participant’s employment (an “Individual Severance Agreement”), the payments and benefits provided by the Plan shall be reduced by the payments and benefits under the Individual Severance Agreement and shall be treated as an offset as described in Section 2.2(a) hereof.

2.4 No Duty to Mitigate/Set-off. Except as provided in Sections 2.2(a) or 2.2(b) hereof, no Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Employer pursuant to the Plan and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including, without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.6 and 2.7 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

2.5 Release Required. Any amount payable pursuant to the Plan shall be conditioned upon the Participant’s execution and non-revocation of a release (substantially in the form attached as Exhibit B hereto) of all claims of any kind whatsoever that the Participant has or may have against the Employer and its officers, directors and employees and other related parties, known or unknown, as of the date of termination of employment occurring up to the release date. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Notwithstanding the foregoing, such general release shall not be required to cover (i) claims to payments specifically payable hereunder, (ii) claims under COBRA, (iii) claims to vested accrued benefits under the Employer’s 401(k) or other tax qualified retirement plans in accordance with the terms of such plans and applicable law, (iv) claims related to reimbursement of ordinary and reasonable business expenses in accordance with the Employer’s policies in effect from time to time, (v) claims relating to any rights of indemnification under the Employer’s organizational documents or otherwise, (vi) claims relating to any outstanding stock option or other equity-based award on the date of termination, and (vii) claims relating to an Individual Severance Agreement.

2.6 Restrictive Covenants. In consideration for the payment of any Severance Benefit under the Plan, a Participant’s rights with respect to payment of Severance Benefits under the Plan shall be subject to the Participant’s compliance with any non-competition, non-solicitation or other restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between the Employer and the Participant, whether entered into prior to, on or following the Effective Date. If, at the time of enforcement of any restrictive covenants described in this Section 2.6, a court shall hold that the duration, scope, area or other restrictions stated in the applicable agreement are unreasonable under circumstances then existing, such provisions shall be enforceable to the maximum extent permissible under applicable law. In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Participant shall be required upon a breach of any such restrictive covenant to forfeit the Participant’s rights with respect to any Severance Benefit hereunder and to repay to the Company any amounts previously paid to the Participant hereunder.

2.7 Cooperation. By accepting the Severance Benefits hereunder, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

ARTICLE III

UNFUNDED PLAN

The Plan shall be “unfunded” for the purposes of ERISA and the Code and the Severance Benefits shall be paid out of the general assets of the Employer as and when the Severance Benefits are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Employer (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

4.2 Reimbursement of Expenses of Plan Committee. The Employer may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and the Severance Benefits under the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.

4.4 Delegation of Authority. Subject to the limitations of applicable law, the Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

4.5 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties in connection with the Plan.

4.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7 Indemnification. The Committee, its members and any person designated pursuant to Section 4.4 hereof shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Employer for liabilities or expenses that they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment or termination following a Change in Control adversely affect the rights of Participants hereunder without the prior written consent of the affected Participants. Notwithstanding the foregoing, the Plan shall terminate on the first day following the twenty four (24)-month anniversary of the Change in Control, provided that all obligations accrued by Participants prior to such termination of the Plan must be satisfied in full in accordance with the terms hereof.

ARTICLE VI

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, means the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

MISCELLANEOUS

7.1 Minors and Incompetents. If the Committee shall find that any person to whom any Severance Benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefit due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to Severance Benefits, in such manner and proportions as the Committee may determine in its sole discretion. Any such payment of Severance Benefits shall be a complete discharge of the liabilities of the Employer, the Committee and the Board under the Plan.

7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee or in any other capacity or to interfere with the Employer’s right to discharge such Participant at any time for any reason whatsoever.

7.3 Payment Not Salary. Any Severance Benefit payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which the Participant may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

7.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefit to be so subjected shall not be recognized.

7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware, without regard to the choice of law principles thereof.

7.8 Tax Matters.

(a) Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A (or any similar state or local law) or for damages for failing to comply with Code Section 409A (or any similar state or local law).

(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms means “separation from service. “ If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment or the provision of any benefit under the Plan that is specified as subject to this Section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service” and, in either case, to the extent not exempt as a short-term deferral or payment on account of an involuntary separation from service, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum (without interest or other adjustment for the time value of money), and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Other Code Section 409A Matters. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d) Code Section 280G. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 7.8(d), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either: (a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or (b) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (x) the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (y) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 7.8(d) shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.8(d). For purposes of making the calculations and determinations required by this Section 7.8(d), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 7.8(d).

7.9 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.10 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of continued employment.

7.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13 Communications. All announcements, notices and other communications regarding the Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, Participants in the Plan may not rely on any representation or statement made by the Employer or any of its officers, directors, employees or agents, whether written or oral, regarding such Participants’ participation in the Plan and any rights hereunder.

ARTICLE VIII

WHAT ELSE A PARTICIPANT NEEDS

TO KNOW ABOUT THE PLAN

8.1 Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan Administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Committee will take into account all comments, documents, records, and other information that the Participant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Committee decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate time frame described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Committee should have decided the appeal. The law also permits the Participant to pursue his or her remedies under Section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

8.2 Plan Interpretation and Benefit Determination. The Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Without limiting the generality of the foregoing, the Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the sole and absolute discretionary authority to:

(a) take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

(b) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c) decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d) resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

(e) process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Committee (or, where applicable, any duly authorized delegee of the Committee) with respect to any matter arising under the Plan shall be final and binding on the Employer, the Participant, any beneficiary, and all other parties affected thereby.

8.3 Other Important Facts.

The Committee keeps records of the Plan and is responsible for the administration of the Plan. The Committee will also answer any questions a Participant may have about the Plan.

Service of legal process may be made upon the Committee (at the address above) or the Company’s General Counsel.

No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable.

EXHIBIT A

PARTICIPANTS

John P. Blanchard

Bradford B. Casper

Christine C. Marshall

Donald A. Merril

David D. Murry

Bryan A. Shinn

Don Weinheimer

Michael L. Winkler

Adam Yoxtheimer

A-1

EXHIBIT B

FORM OF GENERAL RELEASE

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by U.S. Silica Holdings, Inc. (together with its subsidiaries, “Employer”), of its obligations under the Change in Control Severance Plan dated as of February 18, 2016, (the “Plan”), do hereby release and forever discharge as of the date hereof the Employer and its respective current and former affiliated entities, insurers, successors and assigns, and all present, former and future direct and indirect owners, trustees, managers, directors, officers, employees, fiduciaries, agents, successors and assigns thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”) to the extent provided below. The Released Parties, other than the Employer, are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by the Employer and all other Released Parties in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Plan.

1. I understand that any payments or benefits paid or granted to me under the Plan represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive any of the payments and benefits specified in the Plan unless I execute this General Release and deliver it to the Employer in accordance with the terms of the Plan, I do not revoke this General Release within the time period permitted hereafter, and this General Release becomes irrevocable within 60 days of my date of termination. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Employer or its affiliates.

2. Except as provided in paragraph 5 below and except for the provisions of the Plan which expressly survive the termination of my employment with the Employer, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Employer and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed against the Employer or any of the Released Parties which I or any of my heirs, executors, administrators or assigns, may have as of the date of execution of this General Release, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of the United States Code; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Immigration Reform and Control Act; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security

Act of 1974 (except for any vested benefits under any tax qualified benefit plan); the Fair Labor Standards Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; any applicable Executive Order Programs; any of the aforementioned laws’ counterparts under any state or local law; any other federal, state or local civil or human rights law; any other local, state, or federal law, rule, regulation or ordinance; any public policy, contract, tort, or common law; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I acknowledge and agree that my separation from employment with the Employer in compliance with the terms of the Plan shall not serve as the basis for any claim or action by me, my heirs, executors, administrators and assigns.

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any and all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that, if any Claim is not subject to release, to the extent permitted by law, I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge, investigation, proceeding or lawsuit, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multiparty action or proceeding based on any Claim not subject to release in which any of the Released Parties is a party. Additionally, I am not waiving (i) claims to payments specifically payable under the Plan, (ii) claims under COBRA, (iii) claims to vested accrued benefits under the Employer’s 401(k) or other tax qualified retirement plans in accordance with the terms of such plans and applicable law, (iv) claims related to reimbursement of ordinary and reasonable business expenses in accordance with the Employer’s policies in effect from time to time, (v) claims relating to any rights of indemnification under the Employer’s organizational documents or otherwise, (vi) claims relating to any outstanding stock option or other equity-based award that remain outstanding on the date of termination, and (vii) claims relating to an Individual Severance Agreement.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I agree that I will not file or pursue any claims against any of the Released Parties related in any way to my employment and separation from employment with the Employer. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Employer would not have agreed to the terms of the Plan. I further agree that in the event I should bring a Claim seeking damages against the Employer, or in the event I should seek to recover against the Employer in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

7. I affirm that I have been granted any leave to which I was entitled under the Family and Medical Leave Act and/or any related state or local leave or disability accommodation laws.

8. I affirm that I have no known workplace injuries or occupational diseases.

9. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer, any Released Party or myself of any improper or unlawful conduct.

10. I agree that this General Release and the Plan are confidential and agree not to disclose any information regarding the terms of this General Release or the Plan, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. However, I agree that, in the event I (or my attorney) receive such an inquiry, I will immediately notify the Employer and provide the Employer with information sufficient to identify the relevant proceeding and a copy of any relevant subpoena or other document compelling the disclosure.

12. I hereby acknowledge that this General Release does not affect the enforceability of any provisions of the Plan intended to apply after the termination of my employment.

13. I represent that I have not filed, have not caused to be filed, and am not presently a party to any claim against any of the Released Parties. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Employer or by any Released Party of the Plan after the date hereof.

15. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. I affirm that this General Release, and the associated Plan, reflect both my and the Employer’s intent, and thus no provision of them shall be construed for or against any party because that party or its attorney draft the provision.

17. I agree that in the event of a breach of this General Release, either party may instate an action specifically to enforce any term of this General Release and/or seek damages for any breach.

18. I agree that this General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the Plan and any other stock option/confidentiality agreement/etc. if applicable, which are incorporated herein by reference to the extent they do not conflict with specific terms of this General Release.

19. If my signature is made on a faxed or electronically mailed copy of this General Release or if my signature is transmitted via facsimile or electronic mail, I agree that it will have the same effect as an original signature.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE NOT RELIED ON ANY REPRESENTATIONS OR PROMISES MADE TO ME IN CONNECTION WITH MY DECISION TO ACCEPT THIS GENERAL RELEASE, EXCEPT THOSE SET FORTH IN THIS GENERAL RELEASE AND THE PLAN.

6.	I WAS ALLOWED AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES

MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE EMPLOYER AND BY ME.

EMPLOYEE:	DATED:

FOR EMPLOYER:	DATED: